UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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☒	Soliciting Material Pursuant to §240.14a-12

COMPUTER HORIZONS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Computer Horizons Corp. (the “Company”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies to oppose a proposal put forward by the Computer Horizons Full Value Committee to remove and replace the existing Board of Directors of the Company at a special meeting of shareholders scheduled to be held on October 11, 2005.

Item 1: On September 26, 2005, the following press release was issued by the Company.

FOR IMMEDIATE RELEASE

COMPUTER HORIZONS URGES SHAREHOLDERS

TO SUPPORT CURRENT BOARD OF DIRECTORS

Mountain Lakes, NJ, September 26, 2005 – Computer Horizons Corp. (NASDAQ: CHRZ) today sent the following letter to shareholders urging them to vote “AGAINST” the dissident group’s proposals and maintain the current Board of Directors.

Dear Computer Horizons Shareholder:

Protect Your Investment in Computer Horizons Corp.:

Stop the Dissident Group From Taking Over Your Board of Directors

As we told you in our last letter, CHC shareholders are being asked to replace the current Board of Directors with a slate of director nominees chosen by a dissident group at a Special Meeting of shareholders on October 11.  This group has made “maximizing shareholder value” its rallying cry, and is asking shareholders for their support on that basis.  We urge shareholders to use extreme caution and to consider what could happen to CHC if this group is successful.

The Dissident Group’s Interests Are Not Necessarily Aligned With Your Interests

Don’t be fooled by the dissident group’s rhetoric about its vague plans for maximizing shareholder value. We believe that by seeking to remove the entire CHC Board – the same Board that you re-elected just this past May – Crescendo Partners is pursuing a radical two step scheme:

1.     Take over CHC without paying you any control premium at all, and then…

2.     Try to force a sale of our Company at a price that may not be acceptable to you and your fellow CHC shareholders.

We believe that allowing the dissident group to oversee the sale of our Company could have a disastrous impact on the value of CHC.  Please keep in mind that the dissident group has given NO assurance as to its ability to sell CHC.  You should also be aware that an acceptable sale price for the dissident group (which acquired its shares beginning May 31, 2005 and has a blended cost basis in CHC stock of $3.35 per share) may not be an acceptable price for you and your fellow CHC shareholders.  We believe the interests of the dissident group – and their Board nominees – may not be aligned with the interests of a majority of CHC shareholders.

What’s more, allowing the dissident group to put a “for sale” sign on CHC will, we believe, likely cause critical damage to our most valuable assets, create a high degree of uncertainty and instability among CHC’s loyal customers, and potentially damage our competitiveness in the marketplace.  As a result, your investment in CHC could be seriously jeopardized.

A failed attempt to sell CHC could be even more disastrous.  If the dissident group takes a “fire sale” approach but is unable to find a buyer, it would be faced with the task of actually managing the Company – a worrisome scenario given the fact that its director nominees have limited experience in running companies similar to CHC and little knowledge of our Company, customers and employees.

Shareholders should also be aware that if the dissident group is successful in its effort to take control of our entire Board of Directors, change-of-control agreements that were implemented in the mid-1990s will automatically be triggered, requiring an immediate payment obligation of approximately $9.75 million.  It’s important to note that these payments would be due irrespective of any further action by the dissident group to potentially create value for shareholders.

Take a Look at the Dissident Group’s Track Record in Similar Corporate
Situations – We Believe You’ll Find it Troublesome

In contrast with the seasoned industry veterans who now sit on our Board, the dissident group is largely controlled by hedge fund operators who have a troubling track record. You should be aware that this is not the first time that Eric Rosenfeld of Crescendo Partners, the leader of the dissident group and a long-time arbitrageur turned hedge fund manager, has launched disruptive proxy campaigns to gain influence or control over company boards.

•      Crescendo’s most recent attempt to “maximize shareholder value” involved Hip Interactive Corp., a Canadian electronic entertainment company.  In November 2004, Rosenfeld was given a seat on the company’s board, providing him with influence over the company’s strategic direction.  While no one can say with certainty that Hip’s ultimate demise was related to Mr. Rosenfeld’s actions or influence, we note that eight months later, in July 2005, the company filed for bankruptcy protection. Virtually the entire equity value of shareholders’ investments in Hip has been wiped out.

•      In 1999, Crescendo acquired a sizeable stake in Call-Net Enterprises Inc., a Canadian electronic communications company, and obtained three seats on its ten-member Board of Directors.  According to published reports, the Board then attempted to put the company up for sale, but no buyers materialized.  In a September 2000 article, Canadian Business wrote:

“Maybe Rosenfeld should have made a few phone calls first.  In late April, Call-Net sheepishly removed the For Sale shingle – hardly surprising, given that there were no eager buyers before or after the Crescendo-led shareholder revolt…

“But for all Rosenfeld’s talk of ‘maximizing shareholder value,’ Call-Net’s stock still languishes in the $2.70 range.  One can only hope that he has learned a valuable lesson: If you’re going to lead a mutiny, make sure you know how to steer the ship…

“Eric Rosenfeld was supposed to unlock the value of Call-Net to shareholders.  Instead, he just made a mess.”*

Our Board and Management Team Have Extensive Industry Experience
and a Proven Track Record

Unlike the dissident group’s nominees, our Board of Directors is comprised of seasoned industry leaders who collectively have decades of business experience and can position CHC for long-term growth and profitability.  Consider these facts:

•      Under the leadership of our Board and management team, CHC has returned to both growth and profitability during the first six months of 2005.

•     Our Board and management team have steered CHC through one of the most severe downturns in the history of the global IT Services industry during 2000-2003.  While the dissidents note that CHC’s stock price declined from 2000 to 2004, they conveniently fail to mention that, during this same period, CHC’s peer group suffered a similar decline in stock market valuation.

•      Under the leadership of our Board and management team, CHC in 2004 achieved year-over-year consolidated revenue growth (7%) for the first time in five years.  In addition, EBITDA and gross margins improved and operating losses were cut in half.

•      Our Board and management team created and nurtured Chimes, one of CHC’s most successful businesses and an industry leader in the fast-growing vendor management services marketplace.

•      Our Board and management team made the astute acquisitions of RGII Technologies Inc. and Automated Information Management Inc., which propelled CHC into the federal government market.

•      Our Board and management team have invested CHC’s cash wisely and positioned the Company for growth by establishing and investing in our global solutions delivery capability in Canada and India.

Our Board Continues to Actively Seek Ways to Maximize Shareholder Value

Our Board is committed to taking all appropriate and necessary action to maximize value for all CHC shareholders.  Accordingly, the Board has authorized the engagement of a new financial advisor to assist the Company in the reassessment of strategic alternatives, including potential mergers, acquisitions, the sale of all or certain parts of the Company, purchase of assets, a spin-off or IPO of certain assets, and a stock repurchase program.

While our Board and management team continue to implement a clear and consistent strategy of investing in and growing CHC’s high-margin solutions business, we will also implement additional cost reductions that are designed to improve the operating performance of CHC’s commercial division.

The Time to Act is Now – Protect Your Investment in CHC

You now have an opportunity to protect your investment in CHC and support our Board in its efforts to maximize value for all CHC shareholders.  Your vote is IMPORTANT.  Whether or not you plan to attend the special meeting of shareholders on October 11, please sign, date and return the enclosed WHITE proxy card.  A postage-paid envelope is provided for your convenience.

To view a copy of our most recent investor presentation, please visit the Computer Horizons investor relations website at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=chrz.

We thank you for your continued support.

Sincerely,

/s/ Earl Mason	/s/ William J. Murphy
Earl Mason	William J. Murphy
Chairman of the Board	President and CEO

About Computer Horizons Corp.

Computer Horizons Corp. (‘CHC’) (NASDAQ: CHRZ) provides professional information technology (IT) services to a broad array of vertical markets, such as financial services, healthcare, pharmaceutical, telecom, consumer packaged goods, as well as the federal government, through its wholly-owned subsidiary, RGII Technologies, Inc.

CHC’s wholly-owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, visit www.computerhorizons.com.

*Permission to use quotations neither sought nor obtained.

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  All forward-looking statements included in this communication are based on information available to Computer Horizons on the date hereof.  Computer Horizons undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this communication to reflect events or circumstances after the date of this communication or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

CHC, together with the other Participants (as defined below), has filed with the SEC a proxy statement and accompanying proxy card to be used to solicit votes against a proposal to remove and replace CHC’s existing Board of Directors at a special meeting of shareholders scheduled to be held on October 11, 2005 (the “Special Meeting”).

CHC STRONGLY ADVISES ALL CHC SHAREHOLDERS TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE SPECIAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW & CO., INC. AT ITS TOLL-FREE NUMBER: (800) 607-0088 OR BY E-MAIL AT: CHC.INFO@MORROWCO.COM.  BANKS AND BROKERS SHOULD CALL (800) 654-2468.

THE PARTICIPANTS IN THE PROXY SOLICITATION ARE EARL L. MASON, WILLIAM J. MURPHY, WILLIAM M. DUNCAN, ERIC P. EDELSTEIN, WILLIAM M. MARINO, EDWARD OBUCHOWSKI, MICHAEL J. SHEA, DAVID REINGOLD, MICHAEL C. CAULFIELD AND LAUREN FELICE (THE “PARTICIPANTS”).   INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN CHC’S DEFINITIVE SCHEDULE 14A FILED WITH THE SEC ON SEPTEMBER 14, 2005.

Corporate		Investors:
Contacts:	David Reingold, SVP, Marketing, IR		Lauren Felice
	Computer Horizons Corp.		Computer Horizons Corp.
	(973) 299-4105		(917) 575-7265
	dreingol@computerhorizons.com		Lauren_felice@computerhorizons.com

		Media:	Steve Silva/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
ss@joelefrank.com/ewb@joelefrank.com

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